UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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The Children’s Place, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 14, 2015

THE CHILDREN’S PLACE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-23071	31-1241495
(Commission File Number)	(IRS Employer Identification No.)

500 Plaza Drive, Secaucus, New Jersey	07094
(Address of Principal Executive Offices)	(Zip Code)

(201) 558-2400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On May 14, 2015, the Company issued a press release containing the Company’s financial results for the first quarter of the fiscal year ending January 30, 2016 (“Fiscal 2015”), and providing an updated estimated range of adjusted net income per diluted share for Fiscal 2015 and a preliminary range of adjusted net loss per share for the second quarter of Fiscal 2015. A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this report is being furnished pursuant to Item 2.02 of Form 8-K, insofar as it discloses historical information regarding the Company’s results of operations and financial condition as of and for the first quarter of Fiscal 2015. In accordance with General Instructions B.2 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1	Press Release, dated May 14, 2015, issued by the Company.

Forward Looking Statements

This Current Report on Form 8-K, including Exhibit 99.1, contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the Company’s forecasts regarding comparable retail sales and adjusted net income per diluted share. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” and similar words, although some forward-looking statements are expressed differently. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the economic factors that continue to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

*     *      *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 14, 2015

THE CHILDREN’S PLACE, INC

By:	/s/ Jane Elfers
Name:	Jane Elfers
Title:	President and Chief Executive Officer

Exhibit 99.1

FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE REPORTS FIRST QUARTER 2015 RESULTS

Q1 Adjusted Earnings per Share of $0.83

Reports Positive Comparable Retail Sales of 0.7%, Fourth Consecutive Quarter of Growth

Adjusted Gross Margin Increases By 150 Basis Points

Adjusted Operating Margin Increases By 110 Basis Points

Secaucus, New Jersey – May 14, 2015 – The Children’s Place, Inc. (Nasdaq: PLCE), the largest pure-play children’s specialty apparel retailer in North America, today announced financial results for the thirteen weeks ended May 2, 2015.

Jane Elfers, President and Chief Executive Officer, commented, “We have been sharply focused on the execution of our transformation plan, and we are pleased that our efforts are yielding substantial financial and operational results.  We delivered our fourth consecutive quarter of positive comparable retail sales, an increase in adjusted gross margin of 150 basis points and an increase in adjusted operating margin of 110 basis points compared to last year. Our strategy is generating results across the entirety of our business, and we expect to continue to deliver enhanced value to shareholders throughout 2015 and beyond as we realize the full benefits of our transformation.”

First Quarter 2015 Results

Net sales were $404.9 million in the first quarter of 2015. The quarter included the negative impact of approximately $4.7 million from currency exchange rate fluctuations. This compares to net sales of $410.1 million for the first quarter of 2014. Comparable retail sales increased 0.7% for the first quarter 2015.

Net income was $15.6 million, or $0.73 per diluted share, in the first quarter of 2015, compared to net income of $13.6 million, or $0.61 per diluted share, the previous year. Adjusted net income was $17.7 million, or $0.83 per diluted share, compared to $15.3 million, or $0.68 per diluted share, in the first quarter last year.

Gross profit in the first quarter of 2015 was $152.1 million, compared to $148.3 million in the first quarter of 2014. Adjusted gross profit was $152.5 million this year, compared to $148.4 million last year, and increased 150 basis points to 37.7% of sales primarily as a result of merchandise margin leverage and a higher AUR.

Selling, general and administrative expenses were $114.5 million compared to $113.7 million in the first quarter of 2014. Adjusted SG&A was $111.3 million compared to adjusted SG&A of $111.4 million in the first quarter last year and deleveraged 30 basis points as a percentage of sales primarily as a result of increased expenses associated with our systems transformation partially offset by a decrease in store payroll and corporate expenses.

Operating income was $23.2 million, compared to $20.1 million in the first quarter of 2014. Adjusted operating income in the first quarter of 2015 was $26.7 million compared to adjusted operating income of $22.7 million in the first quarter last year, and leveraged 110 basis points to 6.6% of sales.

During the first quarter, the Company recorded charges of $3.5 million for unusual items, which primarily consisted of certain non-recurring items, including costs related to the proxy contest, restructuring costs, and store disposition and distribution center exit costs.

Adjusted net income, adjusted gross profit, adjusted SG&A, and adjusted operating income are non-GAAP measures, and are not intended to replace GAAP financial information. The Company believes the excluded items are not indicative of the performance of its core business and that by providing this supplemental disclosure to investors it will facilitate comparisons of its past and present performance. A reconciliation to GAAP financial information is provided at the end of this release.

Store Openings and Closures

Consistent with our store fleet optimization initiative, the Company opened 2 stores and closed 7 during the first quarter of 2015. The Company ended the first quarter with 1,092 stores and square footage of 5.103 million, a decrease of 1.8% compared to the prior year. The Company’s international franchise partners opened 7 stores in the first quarter, and the Company ended the quarter with 79 international franchise stores open.

Capital Return Program

During the first quarter of 2015, the Company increased the pace of its share repurchase program, returning approximately $43 million to shareholders through the repurchase of 647,700 shares and its quarterly dividend payment. At the end of the first quarter of 2015, $100 million remained available for future share repurchases.

Outlook

For fiscal 2015, the Company expects adjusted net income per diluted share will be in the range of $3.30 to $3.45, inclusive of a $0.15 negative impact from foreign exchange. This compares to adjusted net income per diluted share of $3.05 in fiscal 2014. This guidance assumes an increase in comparable retail sales for the year of approximately 1%.

For the second quarter of 2015, the Company expects adjusted net loss per share between ($0.36) and ($0.32), inclusive of an estimated $0.02 negative impact from foreign exchange. This compares to adjusted net loss per share of ($0.37) in the second quarter of 2014. This guidance assumes an increase in comparable retail sales of approximately 1%.

Conference Call Information

The Children’s Place will host a conference call to discuss its first quarter 2015 results today at 8:00 a.m. Eastern Time. The call will be broadcast live at http://investor.childrensplace.com. An audio archive will be available on the Company’s website approximately one hour after the conclusion of the call.

About The Children’s Place, Inc.

The Children’s Place is the largest pure-play children’s specialty apparel retailer in North America. The Company designs, contracts to manufacture, sells and licenses to sell fashionable, high-quality merchandise at value prices, primarily under the proprietary “The Children’s Place,” “Place” and “Baby Place” brand names. As of May 2, 2015, the Company operated 1,092 stores in the United States, Canada and Puerto Rico, an online store at www.childrensplace.com, and had 79 international stores open and operated by its franchise partners.

2

Forward Looking Statements

This press release (and the above referenced call) may contain certain forward-looking statements regarding future circumstances, including statements relating to the Company’s strategic initiatives and adjusted net income per diluted share. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended January 31, 2015. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the weakness in the economy that continues to affect the Company’s target customer, the risk that the Company’s strategic initiatives to increase sales and margin are delayed or do not result in anticipated improvements, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, and the uncertainty of weather patterns. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release (or on the above referenced call) does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

Contact: Robert Vill, Group Vice President, Finance, (201) 453-6693

(Tables Follow)

3

    THE CHILDREN’S PLACE, INC.

    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

    (In thousands, except per share amounts)

    (Unaudited)

	First Quarter Ended
	May 2,	May 3,
	2015	2014
Net sales	$404,865	$410,149
Cost of sales	252,756	261,888
Gross profit	152,109	148,261
Selling, general and administrative expenses	114,514	113,720
Other costs (income)	(3)	231
Depreciation and amortization	14,394	14,227
Operating income	23,204	20,083
Interest income (expense), net	(176)	19
Income before taxes	23,028	20,102
Provision for income taxes	7,421	6,506
Net income	$15,607	$13,596

Earnings per common share
Basic	$0.74	$0.61
Diluted	$0.73	$0.61

Weighted average common shares outstanding
Basic	21,012	22,150
Diluted	21,366	22,419

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  THE CHILDREN’S PLACE, INC.

  RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

  (In thousands, except per share amounts)

  (Unaudited)

	First Quarter Ended
	May 2,	May 3,
	2015	2014

Net income	$15,607	$13,596

Non-GAAP adjustments:

Store disposition	342	98
Restructuring costs	446	2,274
Proxy costs	2,738	-
DC exit costs (income)	(3)	231
Aggregate impact of Non-GAAP adjustments	3,523	2,603
Income tax effect (1)	(1,393)	(916)
Net impact of Non-GAAP adjustments	2,130	1,687

Adjusted net income	$17,737	$15,283

GAAP net income per common share	$0.73	$0.61

Adjusted net income per common share	$0.83	$0.68

(1) The tax effects of the non-GAAP items are calculated based on the statutory rate of the jurisdiction in which the discrete item resides.

Operating income	$23,204	$20,083

Non-GAAP adjustments:

Store disposition	342	98
Restructuring costs	446	2,274
Proxy costs	2,738	-
DC exit costs (income)	(3)	231
Aggregate impact of Non-GAAP adjustments	3,523	2,603

Adjusted operating income	$26,727	$22,686

5

THE CHILDREN’S PLACE, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION TO GAAP

(In thousands, except per share amounts)

(Unaudited)

	First Quarter Ended
	May 2,	May 3,
	2015	2014

Gross Profit	$152,109	$148,261

Non-GAAP adjustments:

Store disposition	342	98
Aggregate impact of Non-GAAP adjustments	342	98

Adjusted Gross Profit	$152,451	$148,359

Selling, general and administrative expenses	$114,514	$113,720

Non-GAAP adjustments:

Restructuring costs	(446)	(2,274)
Proxy costs	(2,738)	-
Aggregate impact of Non-GAAP adjustments	(3,184)	(2,274)

Adjusted Selling, general and administrative expenses	$111,330	$111,446

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THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	May 2,	January 31,	May 3,
	2015	2015*	2014
Assets:
Cash and cash equivalents	$141,282	$173,291	$131,432
Short-term investments	59,280	52,000	64,000
Accounts receivable	25,041	31,928	25,099
Inventories	281,059	297,631	304,291
Other current assets	52,295	54,429	52,940
Total current assets	558,957	609,279	577,762

Property and equipment, net	309,548	310,301	315,314
Other assets, net	41,598	39,038	44,463
Total assets	$910,103	$958,618	$937,539

Liabilities and Stockholders' Equity:
Revolving loan	$11,186	$-	$-
Accounts payable	130,899	155,323	120,654
Accrued expenses and other current liabilities	104,679	119,144	111,137
Total current liabilities	246,764	274,467	231,791

Other liabilities	92,546	95,033	100,335
Total liabilities	339,310	369,500	332,126

Stockholders' equity	570,793	589,118	605,413

Total liabilities and stockholders' equity	$910,103	$958,618	$937,539

*	Derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

7

THE CHILDREN’S PLACE, INC.

CONDENSED CONSOLIDATED CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	May 2,	May 3,
	2015	2014

Net income	$15,607	$13,596
Non-cash adjustments	14,135	12,143
Working Capital	(16,346)	(21,578)
Net cash provided by operating activities	13,396	4,161

Net cash used in investing activities	(17,346)	(17,396)

Net cash used in financing activities	(31,925)	(30,483)

Effect of exchange rate changes on cash	3,866	1,153

Net decrease in cash and cash equivalents	(32,009)	(42,565)

Cash and cash equivalents, beginning of period	173,291	173,997

Cash and cash equivalents, end of period	$141,282	$131,432

###

8

Important Additional Information

The Children’s Place, Inc. (the “Company”), its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Company shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting.  The Company has filed a definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from Company shareholders.  COMPANY SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION.  Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the proxy statement and other materials filed by the Company with the SEC.  Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC for no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge at the Company’s website at www.childrensplace.com, by writing to The Children’s Place, Inc. at 500 Plaza Drive, Secaucus, New Jersey 07094, or by calling the Company’s proxy solicitor, MacKenzie Partners, toll-free at (800) 322-2885.